Bay Banks of Virginia, Inc. Reports Second Quarter Earnings

KILMARNOCK, Va., July 30, 2015 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported earnings of $294,000 for the quarter ended June 30, 2015 compared to $260,000 for the same quarter in 2014. For the six months ended June 30, 2015, earnings were $675,000 compared to $720,000 for the same period in 2014.

"We're very excited about our momentum in the Richmond, Virginia market. Richmond now makes up 17% of total deposits and 7% of total loans," said Randal R. Greene, President and Chief Executive Officer. He continued, "We're focused on basic community banking, gathering deposits and making loans, in order to grow core earnings. We've only been in Richmond for a little over a year, so those branches are still incurring start-up costs, but the focus on core earnings is compensating for nearly all those growth-related costs. Net interest income grew by $832,000 for the first half of 2015 compared to 2014. In June, we expanded our operation in Hartfield, Virginia and converted our existing loan production office to a retail branch. We also consolidated our three Lancaster County branches into two and completed a $7.0 million subordinated debt offering during the second quarter to enhance regulatory capital for continued growth."

Highlights for the second quarter included:

  Total assets grew by $31.2 million, or 8.0%, during the first six months of 2015.
  The Bank's deposits grew by $26.0 million, or 8.5%, during the first half of 2015.
  The Bank's loans grew by $18.4 million, or 6.2%, during the first six months of 2015.  The portfolio of loans serviced for Fannie Mae grew by $2.7 million during the first half of 2015 to $67.4 million.
  Earnings for the second quarter of 2015 were $0.06 per share compared to $0.05 for the second quarter of 2014.  Earnings for the first six months of 2015 were $0.14 per share compared to $0.15 per share for the same period in 2014.
  Stock repurchases of 15,000 shares were made during the second quarter for a total of 30,000 shares for the first six months of 2015.
  Subordinated debt totaling $7.0 million was issued during the second quarter of 2015, enhancing regulatory capital.
  The second quarter's net interest margin was 3.49% compared to 3.70% for the prior quarter and 3.92% for the second quarter of 2014.
  Annualized return on average assets was 0.34% for the first six months of 2015 compared to 0.44% for the same period of 2014.

HIGHLIGHTS

Net income for the second quarter of 2015:

  Net interest income declined by 1.5%, or $48,000, on a linked-quarter basis and increased by 11.2%, or $327,000, compared to the second quarter of 2014.
  Provision for loan losses increased by $140,000 on a linked-quarter basis, and by $108,000 compared to the second quarter of 2014, to $205,000.
  Noninterest income increased by $32,000 on a linked-quarter basis, and increased by 47.0%, or $293,000, compared to the second quarter of 2014.
  Noninterest expense decreased $29,000 on a linked-quarter basis, and increased by 14.2%, or $449,000, compared to the first quarter of 2014.

Net income for the first half of 2015:

  Net interest income increased by 14.5%, or $832 thousand for the first half of 2015 compared to the same period of 2014.
  Provision for loan losses increased by $8 thousand for the first half of 2015 compared to same period of 2014.
  Noninterest income increased by $65 thousand for the first half of 2015 compared to same period of 2014.
  Noninterest expense increased $986 thousand for the first half of 2015 compared to same period of 2014.

Asset quality:

  Total classified assets increased by $1.1 million on a linked-quarter basis, to $9.8 million, and increased by $783,000 compared to June 30, 2014.
  As a percentage of tier 1 capital plus the allowance, total classified assets increased to 23.3% as of June 30, 2015, compared to 21.0% for the prior quarter-end and 22.6% as of June 30, 2014.
  Nonperforming assets increased by $1.5 million on a linked-quarter basis, to $7.5 million, and increased by $2.8 million, or 59.4%, compared to June 30, 2014.
  As a percentage of total assets, nonperforming assets increased to 1.77% as of June 30, 2015, compared to 1.51% on a linked quarter basis and to 1.37% as of June 30, 2014.
  Annualized net loan charge-offs as a percent of average loans declined to 0.02% during the second quarter compared to 0.12% during the second quarter of 2014.
  Allowance for loan losses increased to 1.09% of loans, up from 1.07% in the prior quarter and down from 1.15% at June 30, 2014.
  Coverage of loan loss reserves to non-performing loans decreased to 71.0% as of June 30, 2015, compared to 102.1% at the prior quarter end and 166.6% at June 30, 2014.

Net interest margin:

  Net interest margin decreased to 3.49% this quarter compared to 3.70% on a linked-quarter basis and 3.92% for the second quarter of 2014.
  Yield on earning assets decreased to 4.23% this quarter compared to 4.36% on a linked-quarter basis and 4.63% for the second quarter of 2014.
  Cost of funds increased to 0.76% this quarter compared to 0.69% on a linked-quarter basis and 0.74% for the second quarter of 2014.

Capital levels remained solid:

  Regulatory capital increased by $7.2 million on a linked-quarter basis, and by $9.0 million since June 30, 2014, to $49.1 million.
  Tangible common equity as a percent of tangible assets decreased to 8.92% from 9.62% on a linked-quarter basis, and from 10.72% at June 30, 2014.
  Tier 1 leverage ratio decreased to 9.52% this quarter compared to 9.89% last quarter.

SECOND QUARTER 2015 COMPARED TO SECOND QUARTER 2014

Net Interest Income

Net interest income for the second quarter of 2015 increased $327,000, or 11.2%, compared to the second quarter of 2014. This improvement was attributed to a $491,000 increase in interest income driven primarily by loan growth, which offset a reduced net interest margin. Interest expense increased by $164,000 due to growth of money market deposit accounts in the Richmond market.

Non-Interest Income

Non-interest income for the three months ended June 30, 2015 increased $293,000, or 47.0%, compared to the three months ended June 30, 2014. This increase was primarily the result of decreased losses on other real estate owned ("OREO") of $208,000 and an increase in secondary market lending income of $59,000.

Non-Interest Expense

For the three months ended June 30, 2015 and 2014, non-interest expense totaled $3.6 million and $3.2 million, respectively. The increase of $449,000 was primarily related to an increase of $243,000 in salaries and benefits and an increase of $88,000 in occupancy expense. Compared to the second quarter of 2014, the salaries and benefits increase is due to the Richmond market growth, as is the increase in occupancy expense.

SIX MONTHS ENDING JUNE 30, 2015 COMPARED TO THE SAME PERIOD IN 2014

Net Interest Income

Net interest income for first half of 2015 increased by $832,000, or 14.5%, compared to the first half of 2014. This improvement was attributed to a $1.0 million increase in interest income driven primarily by loan growth, which offset a reduced net interest margin. Interest expense increased by $207,000 due mainly to growth in money market deposit accounts in the Richmond market.

Non-Interest Income

Non-interest income for the six months ended June 30, 2015 increased $65,000, or 3.7%, compared to the six months ended June 30, 2014. This increase was primarily the result of a decreased losses on OREO of $139,000 and an increase in secondary lending fees of $59,000. These increases were partially offset by a decrease in gains from the disposal of assets. In 2014, a former branch was sold for a gain of $138,000.

Non-Interest Expense

For the six months ended June 30, 2015 and 2014, non-interest expense totaled $7.3 million and $6.3 million, respectively. The increase of $986,000 was primarily related to an increase of $704,000 in salaries and benefits and an increase of $165,000 in occupancy expense. Compared to the first half of 2014, the salaries and benefits increase is due to the Richmond market growth, as is the increase in occupancy expense.

BALANCE SHEET

Total assets increased $31.2 million, or 8.0%, to $421.7 million during the first half of 2015. This was primarily due to loan growth of $18.2 million, or 6.2%. On the liability side of the balance sheet, for the same time frame, deposits grew by $26.0 million, or 8.5%. Capital increased by $349,000 due to improved earnings partially offset by net increases in accumulated other comprehensive losses and the buyback of 30,000 shares of common stock.

ASSET QUALITY

During 2015, non-performing assets, excluding troubled debt restructures (TDRs) increased by $2.7 million to $7.5 million, or 1.8% of assets. Classified assets increased by $843,000 during the same period to $9.8 million, to 23.3% of tier 1 capital plus the allowance for loan losses.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data

Quarters ended:	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 421,727	$ 393,598	$ 390,486	$ 348,734	$ 341,156
Loans receivable	316,881	304,111	298,447	274,131	259,318
Deposits	333,601	308,848	307,585	275,905	267,086
Loans to deposits	95.0%	98.5%	97.0%	99.4%	97.1%

CAPITAL
Common equity	$ 39,587	$ 39,756	$ 39,238	$ 39,066	$ 38,432
Regulatory capital	49,097	41,850	41,484,	40,824	40,126
Total equity to assets	9.39%	10.10%	10.05%	11.20%	11.27%
Tangible common equity to tangible assets	8.92%	9.62%	9.56%	10.66%	10.72%
Tier 1 Leverage Ratio	9.52%	9.89%	10.37%	10.95%	11.31%

PROFITABILITY MEASURES
Interest Income	$ 3,955	$ 3,905	$ 3,796	$ 3,515	$ 3,464
Interest Expense	701	603	565	535	537
Net Interest Income	$ 3,254	$ 3,302	$ 3,231	$ 2,980	$ 2,927
Provision for Loan Losses	205	65	159	190	97
Net Interest Income after Provision	$ 3,049	$ 3,237	$ 3,072	$ 2,790	$ 2,830
Noninterest Income	917	885	874	1,070	624
Noninterest Expense	3,616	3,645	3,166	3,177	3,167
Income before Taxes	$ 350	$ 477	$ 780	$ 683	$ 287
Income Taxes	56	96	182	171	27
Net Income	$ 294	$ 381	$ 598	$ 512	$ 260
Return on Average Assets	0.29%	0.39%	0.64%	0.59%	0.31%
Return on Average Equity	2.96%	3.86%	6.11%	5.29%	2.72%
Net interest margin	3.49%	3.70%	3.85%	3.82%	3.92%
Yield on earning assets	4.23%	4.36%	4.50%	4.49%	4.63%
Cost of funds	0.76%	0.69%	0.68%	0.69%	0.74%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.06	$0.08	$0.12	$0.11	$0.05
Average basic shares outstanding	4,802,032	4,809,856	4,818,152	4,818,733	4,818,733
Diluted Earnings per share (EPS)	$0.06	$0.08	$0.12	$0.11	$0.05
Diluted average shares outstanding	4,819,322	4,821,139	4,825,157	4,828,285	4,836,783
Tangible book value per share	$7.79	$7.81	$7.68	$7.64	$7.51
Period-end shares outstanding	4,787,856	4,802,856	4,817,856	4,818,733	4,818,733

ASSET QUALITY
Classified assets	$ 9,846	$ 8,794	$ 9,003	$ 9,415	$ 9,063
Classified assets to Tier 1 capital + ALL	23.30%	21.01%	21.70%	23.06%	22.59%
Non-performing assets (excluding TDR's)	$ 7,466	$ 5,943	$ 4,759	$ 5,072	$ 4,684
Non-performing assets to total assets	1.77%	1.51%	1.22%	1.45%	1.37%
Net charge-offs	$ 13	$ 23	$ 105	$ 13	$ 74
Net charge-offs to average loans	0.02%	0.03%	0.15%	0.02%	0.12%
Loan loss reserves to non-performing loans	71.02%	102.11%	162.86%	141.11%	166.55%
Loan Loss Reserve to Loans	1.09%	1.07%	1.07%	1.15%	1.15%